Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

CSQUARE, INC.

Csquare, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The name of the Corporation is Csquare, Inc.

SECOND: Its registered office in the State of Delaware is to be located in the County of New Castle at 251 Little Falls Drive, Wilmington, Delaware 19808, United States, and the name of its registered agent at such address is the Corporation Service Company.

THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of stock which this Corporation is authorized to issue is 1,000,000,000. All such shares are of one class and are shares of Common Stock with the par value of $0.01 per share.

FIFTH: The name and mailing address of the “Incorporator” of the Corporation is as follows:

Name	Mailing Address
David Nazzicone	181 Bay Street, Suite 100 Toronto, Ontario M5J 2T3, Canada

SIXTH: Except as otherwise provided by applicable law or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation (the “Board”). Election of directors need not be by written ballot unless the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) shall so require.

SEVENTH: The Board of Directors shall have the power to adopt, amend or repeal the Bylaws.

EIGHTH: To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, the personal liability of the directors of the Corporation for monetary damages to the Corporation or its stockholders for breach of fiduciary duty as a director is hereby eliminated.

NINTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) the directors, officers, employees and agents of the Corporation through bylaw provisions, agreements with such directors, officers, employees and agents, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Any amendment, repeal or modification of the foregoing provisions of this Article NINTH shall not adversely affect any right or protection of a director, officer, employee or agent existing at the time of any acts or omissions of such director, officer, employee or agent occurring prior to such amendment, repeal or modification.

TENTH: Neither any contract or other transaction between the Corporation and any other corporation, partnership, limited liability company, joint venture, firm, association, or other entity (an “Entity”), nor any other acts of the Corporation with relation to any other Entity will, in the absence of fraud, to the fullest extent permitted by applicable law, in any way be invalidated or otherwise affected by the fact that any one or more of the directors or officers of the Corporation are pecuniarily or otherwise interested in, or are directors, officers, partners, or members of, such other Entity (such directors, officers, and Entities, each a “Related Person”). Any Related Person may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided that the fact that such person is a Related Person is disclosed or is known to the Board or a majority of directors present at any meeting of the Board at which action upon any such contract or transaction is taken, and any director of the Corporation who is also a Related Person may be counted in determining the existence of a quorum at any meeting of the Board during which any such contract or transaction is authorized and may vote thereat to authorize any such contract or transaction, with like force and effect as if such person were not a Related Person. Any director of the Corporation may vote upon any contract or any other transaction between the Corporation and any subsidiary or affiliated entity without regard to the fact that such person is also a director or officer of such subsidiary or affiliated entity.

Any contract, transaction or act of the Corporation or of the directors that is ratified at any annual meeting of the stockholders of the Corporation, or at any special meeting of the stockholders of the Corporation called for such purpose, will, insofar as permitted by applicable law, be as valid and as binding as though ratified by every stockholder of the Corporation; provided, however, that any failure of the stockholders to approve or ratify any such contract, transaction or act, when and if submitted, will not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

Subject to any express agreement that may from time to time be in effect, each of (x) any director or officer of the Corporation who is also an officer, director, employee, partner, or managing director of an entity managed or controlled by Brookfield Corporation or its affiliates (“Brookfield”) and (y) Brookfield may, and shall have no duty not to, in each case on behalf of (the persons and entities in clauses (x) and (y), each a “Covered Person”), to the fullest extent permitted by applicable law, (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its affiliates, and (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any business of Brookfield, and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of such person’s or entity’s participation in any such business.

In the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Person, in his or her Brookfield-related capacity, or Brookfield and (y) the Corporation, the Covered Person shall not, to the fullest extent permitted by applicable law, have any duty to offer or communicate information regarding such corporate opportunity to the Corporation. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in such corporate opportunity and waives any claim against each Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Person (i) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (ii) directs, recommends, sells, assigns, or otherwise transfers such corporate opportunity to another person or (iii) does not communicate information regarding such corporate opportunity to the Corporation, provided, however, in each case, that any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as an officer or director of the Corporation shall belong to the Corporation.

Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article TENTH as well as each other provision of this Certificate of Incorporation.

This Article TENTH may not be amended, modified or repealed without the prior written consent of Brookfield.

ELEVENTH: The name and mailing address of the persons who are to serve as the initial directors of the Corporation, or until their successors are duly elected and qualified, are set forth below:

Name	Mailing Address
John Hellmann	c/o Csquare, Inc. 3100 Olympus Blvd., Suite 510, Coppell, TX 75019
Spencer Mullee	c/o Csquare, Inc. 3100 Olympus Blvd., Suite 510, Coppell, TX 75019
Caroline Petersen	c/o Csquare, Inc. 3100 Olympus Blvd., Suite 510, Coppell, TX 75019
Udhay Mathialagan	c/o Csquare, Inc. 3100 Olympus Blvd., Suite 510, Coppell, TX 75019
John Waters	c/o Csquare, Inc. 3100 Olympus Blvd., Suite 510, Coppell, TX 75019
Phil Kelley	c/o Csquare, Inc. 3100 Olympus Blvd., Suite 510, Coppell, TX 75019
Terri Pizzuto	c/o Csquare, Inc. 3100 Olympus Blvd., Suite 510, Coppell, TX 75019
John Hastings	c/o Csquare, Inc. 3100 Olympus Blvd., Suite 510, Coppell, TX 75019

TWELTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be executed by the Incorporator this 15th day of June, 2026.

CSQUARE, INC.

By:	/s/ David Nazzicone
Name: David Nazzicone
Title:Incorporator